EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To: Kopr Resources Corp., an exploration stage company, ("the Company")

We consent to the reference to our firm under the caption "Experts" to the Registration Statement, Form S-1, filed with the Securities and Exchange Commissions ("the SEC") on February 16, 2010, related to the Prospectus and to the incorporation by reference therein of our report dated January 28, 2010 with respect to the balance sheets of the Company as of October 31, 2009 and 2008 and the related statements of operations, stockholder's deficiency and cash flows for the years then ended and for the period from July 23, 2007 (inception) to October 31, 2009 included in its Annual Report, Form 10-K, for the year ended October 31, 2009, filed on January 29, 2010.


/s/ Bernstein & Pinchuk LLP
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New York, NY
February 12, 2010